Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: April 24, 2007	Contact:	Craig A. Creaturo Chief Financial Officer and Treasurer (724) 352-4455 ccreaturo@ii-vi.com Homepage: www.ii-vi.com

II-VI INCORPORATED

REPORTS THIRD QUARTER EARNINGS ON RECORD REVENUES

PITTSBURGH, PA., April 24, 2007 — II-VI Incorporated (NASDAQ NGS: IIVI) today reported results for its third quarter ended March 31, 2007. Revenues for the quarter increased 13% to a record $67,085,000 from $59,363,000 in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2007 increased 14% to $191,224,000 from $167,581,000 for the same period last fiscal year. Net earnings for the quarter were $10,049,000 or $0.33 per share-diluted. These results compare with net earnings of $7,450,000 or $0.25 per share-diluted in the third quarter of last fiscal year. For the nine months ended March 31, 2007, net earnings were $26,657,000 or $0.88 per share-diluted. This compares with net earnings of $19,379,000 or $0.65 per share-diluted for the same period last fiscal year.

Bookings for the quarter increased 8% to $66,578,000 compared to $61,434,000 in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2007 increased 11% to $203,026,000 from $183,439,000 for the same period last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Francis J. Kramer, president and chief operating officer said, “Highlights affecting the record revenues for the third quarter were a significant financial improvement by our Near-Infrared Optics business segment and increased sales of UV filter products, combined with record revenues from our Infrared Optics business segment. Meanwhile, certain process and capacity issues combined with higher raw material and internal research and development costs in the Infrared Optics business resulted in reduced margins for that segment compared to the prior year. The operational performance of our Military Infrared Optics business segment continues to improve with year to date segment earnings up over $2 million when compared to the same period one year ago. The Compound Semiconductor Group’s record level of bookings for the quarter at over $17 million indicate continued growth from this business segment.”

Kramer continued, “During the quarter, we further strengthened our balance sheet and reduced our debt while making essential investments in equipment and facilities to expand our production capacity. We expect record revenues for the fourth quarter of fiscal year 2007, as well as continued revenue and earnings per share growth in fiscal year 2008.”

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II-VI Incorporated

April 24, 2007

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended March 31,			Nine Months Ended March 31,
	2007	2006	% Increase (Decrease)	2007	2006	% Increase (Decrease)
Bookings:
Infrared Optics	$34,726	$34,108	2%	$98,853	$90,962	9%
Near-Infrared Optics	8,826	8,734	1%	41,421	32,356	28%
Military Infrared Optics	5,778	6,315	(9)%	20,357	20,528	(1)%
Compound Semiconductor Group	17,248	12,277	40%	42,395	39,593	7%

Total Bookings	$66,578	$61,434	8%	$203,026	$183,439	11%

Revenues:
Infrared Optics	$34,000	$32,365	5%	$97,652	$87,970	11%
Near-Infrared Optics	12,866	6,886	87%	35,105	22,867	54%
Military Infrared Optics	7,065	7,707	(8)%	19,714	21,806	(10)%
Compound Semiconductor Group	13,154	12,405	6%	38,753	34,938	11%

Total Revenues	$67,085	$59,363	13%	$191,224	$167,581	14%

Segment Earnings (Loss):
Infrared Optics	$8,817	$10,836	(19)%	$26,414	$26,653	(1)%
Near-Infrared Optics	1,512	(279)	N/A	4,346	792	449%
Military Infrared Optics	966	411	135%	1,810	(495)	N/A
Compound Semiconductor Group	852	524	63%	1,865	409	356%

Total Segment Earnings	$12,147	$11,492	6%	$34,435	$27,359	26%

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II-VI Incorporated

April 24, 2007

Outlook

For the fourth fiscal quarter ending June 30, 2007, II-VI Incorporated (the “Company” or “II-VI”) currently forecasts revenues to range from $67.5 million to $69.5 million and earnings per share to range from $0.30 to $0.33. Results for the quarter ended June 30, 2006 were revenues of $64.9 million and loss per share of $(0.29). For the fiscal year ending June 30, 2007, the Company expects revenues to range from $259 million to $261 million and earnings per share to range from $1.19 to $1.22. Results for the year ended June 30, 2006 were revenues of $232.5 million and earnings per share of $0.36. The results for the quarter and the year ended June 30, 2006 included a non-cash goodwill impairment charge of approximately $17.6 million which negatively impacted earnings per share by $0.59.

For the fiscal year ending June 30, 2008, the Company anticipates revenues to increase between 11% and 13% from the revenues forecasted for June 30, 2007. The Company also anticipates earnings per share to increase between 11% and 14% from the earnings per share forecasted for June 30, 2007.

Other Information

The Company also announced today it had completed its investment in Guangdong Fuxin Electronic Technology Company (Fuxin). The Company’s recent partnership with Fuxin was previously announced in a II-VI press release on March 26, 2007. Fuxin, a leader in thermoelectric-based consumer appliances, has begun to work with II-VI’s subsidiary, Marlow Industries, Inc., to expand opportunities in thermoelectrics. II-VI invested approximately $3 million to become a non-controlling minority investor in Fuxin.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, April 24, 2007 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://www.videonewswire.com/event.asp?id=38834. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the internet broadcast. A replay of the webcast will be available for two weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, medical radiology, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, cadmium zinc telluride for gamma radiation detectors, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

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II-VI Incorporated

April 24, 2007

The Company’s infrared optics business, II-VI Infrared, manufactures optical and opto-electronic components for industrial laser and thermal imaging systems. The Company’s near-infrared optics business, VLOC, manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF laser. The Company’s military infrared optics business, Exotic Electro-Optics (EEO), manufactures infrared products for military applications. In the Company’s Compound Semiconductor Group, the Company’s eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Company’s Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Company’s Advanced Materials Development Center (AMDC) provides expertise in materials development, process development, and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues
Net sales	$63,290	$56,642
Contract research and development	3,795	2,721

Total Revenues	67,085	59,363

Costs, Expenses & Other (Income) Expense
Cost of goods sold	36,224	32,960
Contract research and development	2,741	2,095
Internal research and development	1,614	1,604
Selling, general and administrative	14,359	11,212
Interest expense	204	458
Other (income), net	(518)	(164)

Total Costs, Expenses, Other (Income) Expense	54,624	48,165

Earnings Before Income Taxes	12,461	11,198
Income Taxes	2,412	3,748

Net Earnings	$10,049	$7,450

Diluted Earnings Per Share	$0.33	$0.25

Average Shares Outstanding – Diluted	30,336	29,931

II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Nine Months Ended March 31,
	2007	2006
Revenues
Net sales	$182,339	$160,599
Contract research and development	8,885	6,982

Total Revenues	191,224	167,581

Costs, Expenses & Other (Income) Expense
Cost of goods sold	104,078	95,677
Contract research and development	6,643	5,052
Internal research and development	4,476	5,481
Selling, general and administrative	41,592	34,012
Interest expense	873	1,313
Other (income), net	(1,963)	(1,562)

Total Costs, Expenses, Other (Income) Expense	155,699	139,973

Earnings Before Income Taxes	35,525	27,608
Income Taxes	8,868	8,229

Net Earnings	$26,657	$19,379

Diluted Earnings Per Share	$0.88	$0.65

Average Shares Outstanding – Diluted	30,159	29,952

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(000)

	March 31, 2007	June 30, 2006
Assets
Current Assets
Cash and cash equivalents	$26,048	$26,885
Accounts receivable, net	45,446	42,122
Inventories	54,877	48,454
Deferred income taxes	9,186	7,561
Other current assets	3,333	2,611

Total Current Assets	138,890	127,633
Property, Plant & Equipment, net	81,648	77,713
Goodwill	24,801	23,293
Other Intangible Assets, net	14,263	14,968
Investment	3,042	2,437
Other Assets	4,876	4,252

Total Assets	$267,520	$250,296

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$13,039	$9,540
Current portion of long-term debt	2,607	7,553
Other current liabilities	25,092	27,942

Total Current Liabilities	40,738	45,035
Long-Term Debt—less current portion	11,708	23,614
Other Liabilities	10,431	11,056
Shareholders’ Equity	204,643	170,591

Total Liabilities and Shareholders’ Equity	$267,520	$250,296

II-VI Incorporated and Subsidiaries

Other Selected Financial Information (Unaudited)

($000 except per share data)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
EBITDA	$16,475	$15,401	$48,385	$40,368
Cash paid for capital expenditures	$5,398	$3,112	$13,837	$12,684
Net payments on indebtedness	$4,514	$2,887	$16,790	$7,813
Incentive stock option and performance share compensation expense, pre-tax	$727	$682	$2,263	$1,636
Cash paid for shares repurchased through the Company’s stock repurchase program	$—	$1,225	$502	$1,722
Shares repurchased through the Company’s stock repurchase program	—	68,700	19,500	96,100

Reconciliation of Segment Earnings and EBITDA to Earnings Before Income Taxes

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Total Segment Earnings	$12,147	$11,492	$34,435	$27,359
Interest expense	204	458	873	1,313
Other (income), net	(518)	(164)	(1,963)	(1,562)

Earnings before income taxes	$12,461	$11,198	$35,525	$27,608

EBITDA	$16,475	$15,401	$48,385	$40,368
Interest expense	204	458	873	1,313
Depreciation and amortization	3,810	3,745	11,987	11,447

Earnings before income taxes	$12,461	$11,198	$35,525	$27,608

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